Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	March 1, 2018 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

2017 EARNINGS FOR YEAR AND FOURTH QUARTER

SAN JOSE, CA  —  California Water Service Group (Company) (NYSE: CWT) today announced net income of $67.2 million and diluted earnings per share of $1.40 for 2017, compared to net income of $48.7 million and diluted earnings per share of $1.01 in 2016.

The $18.5 million increase in net income was primarily the result of rate changes authorized in California Water Service Company’s (Cal Water’s) 2015 General Rate Case (GRC) decision.  Net income also increased due to the adoption of allowance for equity funds used during construction (equity AFUDC) in 2017, an increase in accrued unbilled revenue, an increase in unrealized gains on certain benefit insurance investments, and decreases in incremental drought, other operations, and maintenance expenses over the same period last year. These factors were partially offset by increases in administrative and general, depreciation and amortization, and interest expenses.

According to President and Chief Executive Officer Martin A. Kropelnicki, a number of factors aligned for the Company in 2017, including the effect of the 2015 California GRC decision, execution of the Company’s program to renew critical infrastructure, and a transition out of California’s recent drought.

“I am proud of the work our team did operating efficiently and providing top-notch service to our customers.  We invested a record $259.2 million to maintain and improve our water systems to fulfill our promise to provide customers with quality, service, and value, and won $56.0 million of litigation proceeds to reimburse a portion of the costs associated with the Company’s compliance with the new water quality standard for 1,2,3-Trichloropropane (TCP), which will reduce the rate impact to customers,” he said.

Looking ahead to 2018, the Company expects some challenges as the California Public Utilities Commission prepares to issue a final decision on the Cal Water Cost of Capital filing and we begin the process of implementing customer rates, which reflect the changes to federal tax laws that became effective in December 2017.

“The Proposed Decision in the Cost of Capital filing fails to strike the right balance between protecting the interests of ratepayers, stockholders, and the continuing need to replace critical water infrastructure.  If adopted, it will harm both customers and stockholders by hindering our ability to make critical and necessary improvements to our water systems.  Our main focus now is participating in the regulatory process to advocate for fair and reasonable decisions on the cost of capital proceeding and implementation of new federal tax law, both of which could have a significant impact on our earnings and cash flows,” Kropelnicki said.

Additional Financial Results for 2017

Total revenue increased 9.4% to $666.9 million in 2017 compared to $609.4 million in 2016, primarily due to rate increases.  Rate increases added $54.9 million, $10.7 million of which was related to increased water costs. Accrued unbilled revenue added $2.5 million.

Total operating expenses increased $39.1 million, or 7.3%, to $572.3 million in 2017 compared to the prior year.

Water production expenses increased $21.9 million, or 9.9%, to $241.9 million in 2017, primarily due to increases in purchased water quantities and higher wholesale water rates.  As designed, the California revenue decoupling mechanisms record an increase to revenue equal to the increase in California water production costs.

Administrative and general and other operations expenses decreased $1.2 million to $177.4 million in 2017, primarily due to decreases in incremental drought and other conservation program expenses, a decrease in costs associated with the deferral of operating revenue, and reduced expensing of previously capitalized items through regulatory action in 2017 as compared to 2016.  These decreases were partially offset by employee wage and benefit cost increases and uninsured loss cost increases.  Changes in employee pension benefits, employee and retiree medical costs, and water conservation program costs for regulated California operations generally do not affect earnings, as Cal Water is allowed by the CPUC to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses decreased $0.5 million, or 2.0%, to $22.5 million in 2017, due to decreased costs for repairs of transmission and distribution mains and services.

Income taxes increased $4.1 million, or 16.6%, to $28.9 million in 2017, due to an increase in operating income which was partially offset by an increase in the tax benefit from the flow through method of accounting for “repairs” deductions on state corporate income tax filings.  The Company’s current estimated effective combined income tax rate for 2018 is 24%, which reflects the change in the federal corporate income tax rate from 35% to 21% beginning on January 1, 2018.

Other income, net of income taxes, increased $3.5 million in 2017, due primarily to the implementation of equity AFUDC in 2017 and an increase in unrealized gains on certain benefit plan investments.

Fourth Quarter 2017 Results

For the fourth quarter of 2017, net income decreased $1.4 million, or 9.4%, to $13.7 million, and diluted earnings per share decreased $0.02, or 6.5%, to $0.29 per diluted share compared to the fourth quarter of 2016.  The decrease in net income was due primarily to increases in administrative and general, depreciation and amortization, and interest expenses. The decrease was partially offset by 2017 rate changes authorized in the December 2016 California GRC decision.

Revenue for the fourth quarter increased $11.1 million, or 7.3%, to $162.0 million mostly due to rate increases.  Total operating expenses for the quarter increased $12.3 million, or 9.5%, to $141.9 million.  Water production expenses increased $9.2 million mostly due to increases in purchased water quantities and wholesale water rates.  Administrative and general and other operations expenses increased $2.0 million, or 4.4%, to $47.8 million mostly due to the recovery in 2016 of incremental drought costs of $2.9 million for the years 2015 and 2014, an increase in employee wage and benefit costs, and uninsured loss cost increases.  These increases were partially offset by a decrease in conservation program costs in 2017 and a decrease in costs associated with the recognition of operating revenue that was deferred in prior years.  Maintenance expense increased $0.2 million, or 3.7%, to $5.7 million.  Other income, net of income taxes, increased $0.6 million, or 34.6%, to $2.2 million mostly due to the equity AFUDC.  Net interest expense increased $0.8 million, or 9.7%, to $8.6 million.

The under-collected net receivable balance in the Water Revenue Adjustment Mechanism and Modified Cost Balancing Accounts (WRAM and MCBA) was $69.1 million as of December 31, 2017, an increase of 86.2%, or $32.0 million, from the balance of $37.1 million as of December 31, 2016. Cal Water has a Sales Reconciliation Mechanism (SRM) in place for the second and third years of a GRC that allows it to adjust the adopted sales forecast if actual sales vary from adopted sales by more than 5.0% in the prior year.

Regulatory Update

As a part of the 2015 GRC decision, Cal Water was authorized to request annual escalation rate increases for 2018 for those districts that passed an earnings test. In November of 2017, Cal Water requested escalation rate increases in all of its regulated districts. The annual adopted gross revenue associated with the November 2017 filing was $15.9 million. The new rates became effective on January 1, 2018.

On February 6, 2018, the CPUC issued a proposed decision on Cal Water’s cost of capital filings authorized return of equity for 2018 through 2020 by the assigned administrative law judge. The proposed decision would lower Cal Water’s authorized return on equity from 9.43% to 8.22%. If the proposed decision were adopted without changes, Cal Water would be required to reduce its rates collected from California customers by approximately $13.0 million. This reduction in revenue would reduce Cal Water’s net income and cash flows from operations beginning in 2018. A proposed decision must be approved by the full Commission to go into effect. The Commission could modify or reject the proposed decision and will first consider the matter at its meeting on March 22, 2018.

On December 20, 2017, Cal Water entered into a settlement agreement and release of claims for TCP contamination with the potentially responsible parties (PRP). The proceeds from the settlement, after payment of  legal fees, was $56.0 million and will be used to reimburse a portion of the costs associated with Cal Water’s remediation efforts related to such alleged TCP contamination. Under the terms of the Agreement, the PRPs are released from all claims regarding 47 of the 57 total claimed wells, and Cal Water agrees to file a dismissal with prejudice of the lawsuit. The PRPs are also released from future claims regarding TCP contamination of any other wells, unless and until Cal Water has installed granular activated carbon filtration systems or other then-approved State treatment technology for TCP on, or replaced, 36 wells due to TCP contamination.

On December 22, 2017, the CPUC sent a letter to all Class A and B water and sewer utilities, which include Cal Water, on the subject of “Changes in Federal Tax Rates for 2018.” The CPUC required Cal Water to establish a tax accounting memorandum account (TAMA) to track the impact of the changes to federal tax law.  The TAMA will track the revenue requirement impact of the changes to federal tax law not otherwise reflected in rates from January 1, 2018 until the effective date of the revenue requirement changes adopted in Cal Water’s next GRC.  The Hawaii, Washington, and New Mexico commissions have similar requirements to track the impact of the changes to federal tax law.

Other Information

All stockholders and interested investors are invited to listen to the 2017 year-end and fourth quarter conference call on March 1, 2018 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #6675698.  A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on March 1, 2018 through May 1, 2018, at 1-855-859-2056 or 1-404-537-3406, ID #6675698.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, the Company will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2017q4slides.pdf  after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, Vice President of Rates and Regulatory Matters Paul G. Townsley, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2017	2016
ASSETS
Utility plant:
Utility plant	$2,970,179	$2,717,339
Less accumulated depreciation and amortization	(922,214)	(858,062)
Net utility plant	2,047,965	1,859,277

Current assets:
Cash and cash equivalents	94,776	25,492
Receivables: net of allowance for doubtful accounts of $773 for 2017 and $830 for 2016
Customers	32,451	30,305
Regulatory balancing accounts	36,783	30,332
Other	16,464	17,158
Unbilled revenue	29,756	25,228
Materials and supplies at weighted average cost	6,463	6,292
Taxes, prepaid expenses, and other assets	11,180	7,262
Total current assets	227,873	142,069

Other assets:
Regulatory assets	401,147	355,930
Goodwill	2,615	2,615
Other	60,775	51,854
Total other assets	464,537	410,399
TOTAL ASSETS	$2,740,375	$2,411,745

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$480
Additional paid-in capital	336,229	334,856
Retained earnings	356,753	324,135
Total common stockholders’ equity	693,462	659,471
Long-term debt, less current maturities	515,793	531,745
Total capitalization	1,209,255	1,191,216

Current liabilities:
Current maturities of long-term debt	15,920	26,208
Short-term borrowings	275,100	97,100
Accounts payable	93,955	77,813
Regulatory balancing accounts	59,303	4,759
Accrued interest	6,122	5,661
Accrued expenses and other liabilities	40,559	38,689
Total current liabilities	490,959	250,230

Unamortized investment tax credits	1,724	1,798
Deferred income taxes	192,946	298,924
Pension and post-retirement benefits other than pensions	252,141	222,691
Regulatory and other liabilities	224,127	83,648
Advances for construction	182,502	182,448
Contributions in aid of construction	186,721	180,790
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$2,740,375	$2,411,745

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Three-Months ended:	2017	2016

Operating revenue	$161,991	$150,930
Operating expenses:
Operations:
Water production costs	60,407	51,160
Administrative and General	28,983	23,437
Other operations	18,788	22,316
Maintenance	5,653	5,451
Depreciation and amortization	19,133	15,827
Income taxes	2,829	5,612
Property and other taxes	6,080	5,792
Total operating expenses	141,873	129,595

Net operating income	20,118	21,335

Other income and expenses:
Non-regulated revenue	5,155	5,996
Non-regulated expenses	(2,483)	(3,285)
Allowance for equity funds used during construction	987	—
Income tax expense on other income and expenses	(1,488)	(1,098)
Net other income	2,171	1,613

Interest expense:
Interest expense	9,215	8,482
Allowance for borrowed funds used during construction	(595)	(624)
Net interest expense	8,620	7,858

Net income	$13,669	$15,090

Earnings per share
Basic	$0.29	$0.31
Diluted	$0.29	$0.31
Weighted average shares outstanding
Basic	48,014	47,966
Diluted	48,014	47,969
Dividends per share of common stock	$0.1800	$0.1725

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Twelve-Months ended:	2017	2016

Operating revenue	$666,890	$609,370
Operating expenses:
Operations:
Water production costs	241,867	219,993
Administrative and General	102,914	98,474
Other operations	74,448	80,082
Maintenance	22,530	22,993
Depreciation and amortization	76,783	63,599
Income taxes	28,928	24,804
Property and other taxes	24,797	23,231
Total operating expenses	572,267	533,176

Net operating income	94,623	76,194

Other income and expenses:
Non-regulated revenue	15,898	16,585
Non-regulated expenses	(8,727)	(11,591)
Allowance for equity funds used during construction	3,750	—
Income tax expense on other income and expenses	(4,435)	(2,012)
Net other income	6,486	2,982

Interest expense:
Interest expense	36,288	33,466
Allowance for borrowed funds used during construction	(2,360)	(2,965)
Net interest expense	33,928	30,501

Net income	$67,181	$48,675

Earnings per share
Basic	$1.40	$1.02
Diluted	$1.40	$1.01
Weighted average shares outstanding
Basic	48,009	47,953
Diluted	48,009	47,956
Dividends per share of common stock	$0.7200	$0.6900